UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of report (date of earliest event reported): December 26, 2011

HEARTWARE INTERNATIONAL, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34256	26-3636023
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

205 Newbury Street, Suite 101

Framingham, MA 01701

(Address of principal executive offices)

Registrant’s telephone number, including area code:

508.739.0950

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 26, 2011, HeartWare and David McIntyre entered into a letter agreement (the “Supplement’) which supplements and amends Mr. McIntyre’s letter of employment dated December 16, 2009, as amended.

The Supplement provides that effective December 30, 2011 (the “Reassignment Date”) and continuing through December 31, 2012, Mr. McIntyre’s role and responsibilities within the HeartWare Group would transition from Executive Vice President, Chief Financial Officer & Chief Operating Officer employed on a full-time basis by HeartWare, Inc. to Special Assistant to the Chief Executive Officer employed on a part-time basis by HeartWare Pty Limited.

With effect as of the Reassignment Date, Mr. McIntyre’s base salary shall be at the annual rate of AUD 50,000. Mr. McIntyre’s 2011 bonus in the amount of $191,400 and accrued HeartWare, Inc. vacation time shall be paid on or prior to the Reassignment Date. Mr. McIntyre’s 2011 bonus was previously approved by the Compensation Committee of the Board of Directors of HeartWare subject to the execution of the Supplement and based upon partial achievement of individual and corporate goals.

In addition, the Reassignment Date shall be treated as the trigger date for purposes of the relocation benefits contemplated by Section 5 of the employment letter, including a one-time payment of $33,333 equivalent to one month’s 2011 base salary for the purpose of meeting out of pocket expenses that may be incurred on relocation to Australia. However, as of the Reassignment Date, Mr. McIntyre shall no longer be a Section 16 Reporting Officer of HeartWare or eligible for Severance Pay as contemplated by Section 6 of the employment letter.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Letter Agreement between HeartWare and David McIntyre dated December 26, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HeartWare International, Inc.

Date: December 26, 2011	By:	/s/ Lawrence J. Knopf
Name: Lawrence J. Knopf
Title: Senior Vice President and General Counsel

INDEX TO EXHIBITS

Exhibit No.	Description

10.1	Letter Agreement between HeartWare and David McIntyre dated December 26, 2011.